EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-2642

Contact:		Hala Elsherbini, Halliburton Investor Relations
Andrew D. Demott, Jr.	OR	(972) 458-8000
COO, CFO & Treasurer
(727) 803-7135

                               For Immediate Release

SUPERIOR UNIFORM GROUP, INC. REPORTS THIRD QUARTER OPERATING RESULTS

●	Net Income up 11.6% on 3.8% Increase in Net Sales
●	20th Consecutive Quarter with Sales Increase

SEMINOLE, Florida – October 26, 2017 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2017, net sales increased 3.8 percent to $67.8 million compared with 2016 third quarter net sales of $65.3 million. Net income for the 2017 third quarter was $5.0 million, or $0.33 per diluted share, compared with $4.4 million, or $0.30 per diluted share, reported for the quarter ended September 30, 2016.

Michael Benstock, Chief Executive Officer, commented, “We are very pleased to report an 11.6 percent increase in net income despite net sales only increasing 3.8 percent. While our other segments reported solid results, net sales in our Uniforms and Related Products segment decreased 6.3 percent. Third quarter results were negatively impacted by the significant hurricane activity during the quarter. While we were able to essentially mitigate the impact on our own operations, the disruptions in our customers’ businesses resulted in delays and postponements in orders and shipments. It is difficult to determine precisely what was hurricane related; we can specifically identify over $2 million in programs that have been delayed as a result of the hurricanes and pushed into the fourth quarter of 2017 at the request of our customers.

As we mentioned earlier this year, during 2016 one of our large customers was acquired by a competitor, which was serviced by a different uniform provider. While we were successful in our efforts to maintain a portion of this customer’s business, the impact of the transition on sales in the third quarter was an additional reduction in net sales of approximately $2 million.

The Office Gurus, our Remote Staffing Solutions segment, delivered an excellent third quarter reporting a 37.1 percent increase in net sales. We are continuing to see accelerated growth in this segment as we continue to broaden our footprint in this underserved market niche.

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As expected, BAMKO, our Promotional Products segment, bounced back with nearly 74 percent growth in net sales in the third quarter. Organic growth accounted for 66 percent of the increase in net sales with the balance coming from our recently completed acquisition. As we have stated in the past, BAMKO’s sales will fluctuate more widely on a quarter-to-quarter basis, given the nature of its sales cycle, in contrast with our other segments. We remain very confident in the BAMKO team, and we are pleased to see strong double-digit growth in the third quarter. The integration of the recently completed acquisition is going well, and we are actively pursuing additional acquisition opportunities in promotional products and are working through a solid pipeline of candidates.”

CONFERENCE CALL

Superior Uniform Group will hold a conference call on Thursday, October 26, 2017 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Uniform Group call. The live webcast and archived replay can be accessed in the investor information section of the Company’s website at www.superioruniformgroup.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 2:00 p.m. Eastern Time on November 2, 2017. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10112811 for all replay access.

About Superior Uniform Group, Inc.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is a provider of a wide range of award winning products and services. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, Superior I.D™, and HPI Direct® are signature uniform brands of Superior Uniform Group®. Each is one of America’s foremost providers of fine uniforms and image apparel in its markets. They are leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution. These brands help their customers achieve a more professional appearance and better communicate their own brands. More than 5 million Americans are smartly outfitted with a Superior uniform each workday.

BAMKO® is one of the nation’s largest full-service promotional products companies. It provides unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support.  As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

Superior’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture in all of its business segments.

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

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Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

THREE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2017	2016

Net sales	$67,773,000	$65,282,000

Costs and expenses:
Cost of goods sold	42,984,000	42,142,000
Selling and administrative expenses	17,734,000	16,962,000
Interest expense	213,000	172,000
	60,931,000	59,276,000

Income before taxes on income	6,842,000	6,006,000
Income tax expense	1,880,000	1,559,000

Net income	$4,962,000	$4,447,000

Weighted average number of shares outstanding during the period
(Basic)	14,573,813	14,118,354
(Diluted)	15,229,722	14,984,084
Per Share Data:
Basic
Net income	$0.34	$0.31
Diluted
Net income	$0.33	$0.30

Cash dividends per common share	$0.0950	$0.0880

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

NINE MONTHS ENDED SEPTEMBER 30,
(Continued)
(Unaudited)

	2017	2016
Net sales	$194,365,000	$187,910,000

Costs and expenses:
Cost of goods sold	123,987,000	122,986,000
Selling and administrative expenses	52,855,000	50,381,000
Interest expense	593,000	512,000
	177,435,000	173,879,000

Gain on sale of property, plant and equipment	1,018,000	-

Income before taxes on income	17,948,000	14,031,000
Income tax expense	4,810,000	3,834,000

Net income	$13,138,000	$10,197,000

Weighted average number of shares outstanding during the period
(Basic)	14,475,311	14,055,345
(Diluted)	15,066,616	14,870,071
Per Share Data:
Basic
Net income	$0.91	$0.73
Diluted
Net income	$0.87	$0.69

Cash dividends per common share	$0.270	$0.253

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30
	2017	December 31,
	(Unaudited)	2016
CURRENT ASSETS:
Cash and cash equivalents	$13,309,000	$3,649,000
Accounts receivable, less allowance for doubtful accounts of $1,930,000 and $1,276,000, respectively	42,765,000	41,823,000
Accounts receivable - other	2,155,000	3,085,000
Inventories	65,960,000	69,240,000
Prepaid expenses and other current assets	7,372,000	7,214,000
TOTAL CURRENT ASSETS	131,561,000	125,011,000

PROPERTY, PLANT AND EQUIPMENT, NET	25,845,000	27,533,000
OTHER INTANGIBLE ASSETS, NET	23,527,000	23,238,000
GOODWILL	11,619,000	11,269,000
DEFERRED INCOME TAXES	7,645,000	6,800,000
OTHER ASSETS	5,128,000	2,997,000
	$205,325,000	$196,848,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,677,000	$13,507,000
Other current liabilities	10,088,000	10,716,000
Current portion of long-term debt	6,000,000	5,893,000
Current portion of acquisition-related contingent liabilities	3,149,000	1,788,000
TOTAL CURRENT LIABILITIES	32,914,000	31,904,000

LONG-TERM DEBT	32,956,000	36,227,000
LONG-TERM PENSION LIABILITY	7,702,000	9,467,000
LONG-TERM ACQUISITION-RELATED CONTINGENT LIABILITIES	4,193,000	7,238,000
OTHER LONG-TERM LIABILITIES	2,860,000	1,462,000
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' EQUITY:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding - 14,859,231 and 14,513,207, respectively.	15,000	15,000
Additional paid-in capital	47,371,000	42,416,000
Retained earnings	82,817,000	74,283,000
Accumulated other comprehensive income (loss), net of tax:
Pensions	(5,485,000)	(6,258,000)
Cash flow hedges	(164,000)	21,000
Foreign currency translation adjustment	146,000	73,000
TOTAL SHAREHOLDERS' EQUITY	124,700,000	110,550,000
	$205,325,000	$196,848,000

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,138,000	$10,197,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,081,000	3,602,000
Realized gain on foreign currency exchange rate	-	(264,000)
Provision for bad debts - accounts receivable	814,000	410,000
Share-based compensation expense	1,654,000	1,595,000
Deferred income tax benefit	(586,000)	(2,141,000)
Gain on sale of property, plant and equipment	(1,018,000)	-
Accretion of acquisition-related contingent liabilities	115,000	126,000

Changes in assets and liabilities, net of acquisition of business:
Accounts receivable - trade	(1,746,000)	(6,656,000)
Accounts receivable - other	931,000	417,000
Inventories	3,270,000	(1,900,000)
Prepaid expenses and other current assets	(189,000)	(1,281,000)
Other assets	(2,756,000)	(100,000)
Accounts payable	129,000	1,374,000
Other current liabilities	(854,000)	718,000
Long-term pension liability	(529,000)	570,000
Other long-term liabilities	977,000	(20,000)
Net cash provided by operating activities	17,431,000	6,647,000

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(2,518,000)	(6,596,000)
Proceeds from disposals of property, plant and equipment	2,858,000	-
Purchase of businesses, net of acquired cash	(766,000)	(15,161,000)
Net cash used in investing activities	(426,000)	(21,757,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	72,543,000	108,175,000
Repayment of long-term debt	(75,707,000)	(87,620,000)
Payment of cash dividends	(3,874,000)	(3,487,000)
Payment of contingent liabilities	(1,800,000)	(1,800,000)
Proceeds received on exercise of stock options	1,218,000	1,109,000
Tax benefit from vesting of acquisition related restricted stock	650,000	990,000
Tax withholding on exercise of stock rights	(421,000)	(268,000)
Common stock reacquired and retired	-	(316,000)

Net cash (used in) provided by financing activities	(7,391,000)	16,783,000

Effect of currency exchange rates on cash	46,000	91,000

Net increase in cash and cash equivalents	9,660,000	1,764,000

Cash and cash equivalents balance, beginning of year	3,649,000	1,036,000

Cash and cash equivalents balance, end of period	$13,309,000	$2,800,000